Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

December 22, 2015

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated December 2, 2015, to the Board of Directors of American Residential Properties, Inc. (the “Company”) as an Annex to the prospectus/proxy statement that forms a part of the Registration Statement on Form S-4 of American Homes 4 Rent (“AMH”), as filed by AMH on December 22, 2015 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and AMH and (ii) the inclusion of references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of ARPI’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—Recommendation of the ARPI Board and Its Reasons for the Mergers”, “The Mergers—Opinion of ARPI’s Financial Advisor”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Peter A. Scott
Name: Peter A. Scott
Title: Managing Director